Filed Pursuant to Rule 433

Registration No. 333-221898

May 3, 2018

U.S.$1,000,000,000
TransCanada PipeLines Limited

4.250% Senior Notes due 2028

Issuer:	TransCanada PipeLines Limited

Security:	4.250% Senior Notes due 2028

Size:	U.S.$1,000,000,000

Maturity Date:	May 15, 2028

Coupon:	4.250%

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2018

Price to Public:	99.611%

Benchmark Treasury:	2.750% due February 15, 2028

Benchmark Treasury Price and Yield:	98-10+ / 2.948%

Spread to Benchmark Treasury:	+135 basis points

Yield:	4.298%

Optional Redemption:	At any time at the greater of par or a discount rate of Treasury plus 20 basis points

At Par Redemption:	On or after February 15, 2028

Trade Date:	May 3, 2018

Expected Settlement Date:	May 7, 2018 (T+2)

CUSIP:	89352HAW9

ISIN:	US89352HAW97

Anticipated Ratings:*	A3 (negative outlook) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services A- (stable) by Fitch Ratings Inc.

Joint Bookrunners:	J.P. Morgan Securities LLC Deutsche Bank Securities Inc.

Co-Managers:

Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
HSBC Securities (USA) Inc.
Wells Fargo Securities, LLC

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Deutsche Bank Securities Inc. toll free at (800) 503-4611.

U.S.$500,000,000
TransCanada PipeLines Limited

4.750% Senior Notes due 2038

Issuer:	TransCanada PipeLines Limited

Security:	4.750% Senior Notes due 2038

Size:	U.S.$500,000,000

Maturity Date:	May 15, 2038

Coupon:	4.750%

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2018

Price to Public:	99.628%

Benchmark Treasury:	2.750% due November 15, 2047

Benchmark Treasury Price and Yield:	92-23+ / 3.129%

Spread to Benchmark Treasury:	+165 basis points

Yield:	4.779%

Optional Redemption:	At any time at the greater of par or a discount rate of Treasury plus 25 basis points

At Par Redemption:	On or after November 15, 2037

Trade Date:	May 3, 2018

Expected Settlement Date:	May 7, 2018 (T+2)

CUSIP:	89352HAX7

ISIN:	US89352HAX70

Anticipated Ratings:*	A3 (negative outlook) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services A- (stable) by Fitch Ratings Inc.

Joint Bookrunners:	J.P. Morgan Securities LLC Deutsche Bank Securities Inc.

Co-Managers:

Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
HSBC Securities (USA) Inc.
Wells Fargo Securities, LLC

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Deutsche Bank Securities Inc. toll free at (800) 503-4611.

U.S.$1,000,000,000
TransCanada PipeLines Limited

4.875% Senior Notes due 2048

Issuer:	TransCanada PipeLines Limited

Security:	4.875% Senior Notes due 2048

Size:	U.S.$1,000,000,000

Maturity Date:	May 15, 2048

Coupon:	4.875%

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2018

Price to Public:	99.157%

Benchmark Treasury:	2.750% due November 15, 2047

Benchmark Treasury Price and Yield:	92-23+ / 3.129%

Spread to Benchmark Treasury:	+180 basis points

Yield:	4.929%

Optional Redemption:	At any time at the greater of par or a discount rate of Treasury plus 30 basis points

At Par Redemption:	On or after November 15, 2047

Trade Date:	May 3, 2018

Expected Settlement Date:	May 7, 2018 (T+2)

CUSIP:	89352HAY5

ISIN:	US89352HAY53

Anticipated Ratings:*	A3 (negative outlook) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services A- (stable) by Fitch Ratings Inc.

Joint Bookrunners:	J.P. Morgan Securities LLC Deutsche Bank Securities Inc.

Co-Managers:

Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
HSBC Securities (USA) Inc.
Wells Fargo Securities, LLC

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Deutsche Bank Securities Inc. toll free at (800) 503-4611.